                                                                 EXHIBIT h(1)(c)

                    AMENDMENT NUMBER 2 TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2000 is made to the Transfer Agency and Service Agreement dated June 24, 1998, as amended (the "Agreement") between AIM Special Opportunities Funds (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to Article 10 of the Agreement.

Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

                                                          Per Account Fee
          Fund Type                                          Annualized
          ---------                                       ---------------
          Class A, B and C
          Non-Daily Accrual Funds                         $   15.20

          Class A, B and C
          Monthly Dividend and Daily Accrual Funds            16.20"

Paragraph 4 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"4.   Other Fees

      IRA Annual Maintenance Fee        $10 per IRA  account  per year (paid by
                                        investor per tax I.D. number).

      Balance Credit                    The total fees due to the Transfer Agent
                                        from all funds affiliated with the Fund
                                        shall be reduced by an amount equal to
                                        the investment income earned by the
                                        Transfer Agent on the DDA balances of
                                        the disbursement accounts for those
                                        funds.

      Remote Services Fee               $3.60 per open account per year, payable
                                        monthly and $1.80 per closed account per
                                        year, payable monthly."

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect, except that Amendment Number 1 dated January 1, 1999 is hereby terminated.

                                               AIM SPECIAL OPPORTUNITIES FUNDS




                                               By: /s/ ROBERT H. GRAHAM
                                                  -----------------------------
                                                   President

ATTEST:


/s/ CAROL F. DELIHAN
-------------------------------
Secretary

                                               A I M FUND SERVICES, INC.


                                               By: /s/ TONY D. GREEN
                                                  -----------------------------
                                                         President

ATTEST:


/S/ LISA A. MOSS
--------------------------------
Assistant Secretary